Exhibit 99.1

Chicago, IL, April 11, 2016 – Prime Security Services Borrower, LLC (together with its subsidiaries, “Protection 1”), a portfolio company of certain funds affiliated with Apollo Global Management, LLC (NYSE: APO) (together with its consolidated subsidiaries and affiliates, “Apollo”), announced today that The ADT Corporation (NYSE: ADT) (“ADT”) has received the requisite consents to amend certain terms of each of its 5.250% Senior Notes due 2020 (the “2020 Notes”), 3.500% Notes due 2022 (the “2022 Notes”), 4.125% Senior Notes due 2023 (the “2023 Notes”) and 4.875% Notes due 2042 (the “2042 Notes” and, together with the 2020 Notes, the 2022 Notes and the 2023 Notes, the “Successful Consent Notes”).

Protection 1 also announced today that, only with respect to ADT’s consent solicitation from holders of its 6.250% Senior Notes due 2021 (the “2021 Notes” and, collectively with the Successful Consent Notes, the “Consent Notes”), ADT has extended the “Consent Time” described in the Consent Solicitation Statement (as defined below) to 5:00 p.m., New York City time, on April 13, 2016.

The consent solicitations in respect of the Successful Consent Notes (the “Successful Consent Solicitations”) and the 2021 Notes (the “2021 Notes Consent Solicitation” and, collectively with the Successful Consent Solicitations, the “Consent Solicitations”) were conducted in connection with the previously announced merger agreement, pursuant to which Protection 1 has agreed to acquire ADT (the “Acquisition”).

As previously announced, on April 1, 2016, ADT commenced the Consent Solicitations from holders of the Consent Notes with respect to (i) a waiver (with respect to each series of Consent Notes, the “Waiver” and, collectively, the “Waivers”) of any potential “Change of Control Triggering Event,” including any potential obligation of ADT to make a “Change of Control Offer” (each as defined in the indentures governing the Consent Notes), and (ii) certain amendments to the indentures governing each series of Consent Notes, which would (a) amend the definition of “Change of Control” and (b) limit any required grant of capital stock as collateral with respect to the Consent Notes to the extent necessary not to be subject to any requirement pursuant to Securities and Exchange Commission (the “SEC”) rules to file separate financial statements with the SEC or any other governmental agency (clauses (a) and (b) together, with respect to each series of Consent Notes, the “Proposed Amendments”), in each case in connection with the Acquisition. The Consent Solicitations are subject to the terms and conditions set forth in the Consent Solicitation Statement, dated as of April 1, 2016, as amended by Amendment No. 1 to the Consent Solicitation Statement, dated as of April 5, 2016 (as so amended, the “Consent Solicitation Statement”).

As of 5:00 p.m., New York City time, on April 8, 2016, ADT has been advised by D.F. King & Co., Inc., as Information and Tabulation Agent for the Consent Solicitations, that the requisite consents of holders of each series of Successful Consent Notes were obtained, and ADT, Protection 1, certain subsidiaries of ADT and Protection 1 and Wells Fargo Bank, National Association, as trustee under the indentures governing the Successful Consent Notes, entered into supplemental indentures (the “Supplemental Indentures”) implementing the Waiver and Proposed Amendments, and certain other amendments, with respect to each series of Successful Consent Notes. The Supplemental Indentures will become operative only upon payment of the applicable consent payment in connection with the closing of the Acquisition. If the proposed Acquisition does not close, no consent payments will be paid and the Supplemental Indentures will not become operative.

As of 5:00 p.m., New York City time, on April 8, 2016, ADT has been advised by D.F. King & Co., Inc. that consents with respect to 49.67% of the outstanding 2021 Notes were obtained.

This announcement does not constitute a solicitation of any consent in respect of, or an offer to purchase, or a solicitation of an offer to sell, any securities. The Consent Solicitations are being made only pursuant to the applicable offering documents. The applicable offering documents for the Consent Solicitations will be distributed to all holders of the Consent Notes. Deutsche Bank Securities Inc. is acting as solicitation agent for the Consent Solicitations. Barclays Capital Inc., Citigroup Global Markets Inc. and RBC Capital Markets, LLC are acting as co-solicitation agents for the Consent Solicitations. D.F. King & Co. Inc. is acting as the information and tabulation agent for the Consent Solicitations. Requests for the offering documents may be directed to D.F. King & Co. Inc. at (212) 269-5550 (for brokers and banks), (866) 416-0576 (for all others) or e-mail at adt@dfking.com.

About Protection 1

Protection 1 was acquired by certain funds affiliated with Apollo Global Management, LLC (NYSE: APO) on July 1,2015 as the flagship for Apollo’s entrance into the alarm monitoring services industry, with a simultaneous acquisition of ASG Security, which has been effectively integrated into Protection 1. Protection 1 is a premier full-service business and home security company in the U.S. that provides installation, maintenance, and monitoring of single-family home security systems, business security systems and multi-family security systems. Protection 1 serves over 2 million customers and employs over 4,000 people in more than 90 office locations and five UL Certified monitoring centers across the country. For more information about Protection 1, visit http://www.protection1.com/corporate/news/.

About ADT

The ADT Corporation (NYSE: ADT) is a leading provider of security and automation solutions for homes and businesses in the United States and Canada. ADT’s broad and pioneering set of products and services, including ADT Pulse® interactive home and business solutions, and health services, meet a range of customer needs for today’s active and increasingly mobile lifestyles. Headquartered in Boca Raton, Florida, ADT helps provide peace of mind to over 6.5 million customers and employs approximately 17,000 people at 200 locations. More information is available at www.adt.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable federal securities laws. The forward-looking statements include, without limitation, statements concerning the Consent Solicitations. Forward-looking statements involve risks and uncertainties, including but not limited to economic, competitive, and technological factors outside Protection 1’s control that may cause actual results to differ materially from the forward-looking statements. You should not place undue reliance on forward-looking statements as a prediction of actual results. Protection 1 expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

Media Contacts

For Protection 1:

Jennifer Webb, 212-221-1616

Coltrin & Associates

Jennifer_webb@coltrin.com

For Apollo Global Management:

Apollo Global Management, LLC

Gary M. Stein, 212-822-0467

Head of Corporate Communications

gstein@apollolp.com

or

Rubenstein Associates, Inc. for Apollo Global Management, LLC

Charles Zehren, 212-843-8590

czehren@rubenstein.com

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